Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our reports dated December 14, 2006, relating to the consolidated financial statements of Nuance Communications, Inc. (the Company) as of and for the fiscal year ended September 30, 2006, and the effectiveness of the Company’s internal controls over financial reporting as of September 30, 2006, which are included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2006.
/s/ BDO Seidman, LLP
BDO Seidman, LLP
Boston, Massachusetts
March 30, 2007